Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 3rd Quarter/FYE 2006 Conference Call

October 31, 2006

▪	Good afternoon and thank you for taking the time to participate in our third quarter earnings conference call.
▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.
▪	Also with us is Manny Almeida, our chief operating officer.
▪	We will be pleased to take your questions at the conclusion of our opening remarks.
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Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the fourth quarter of 2006 in this afternoon’s earnings release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, Rimage reported strong operating results for the third quarter of 2006.
▪	Sales totaled $24.8 million, which was at the high end of our previously reported guidance for this period.
▪	This was down from $28 million in last year’s third quarter, which benefited from a retail order of approximately $6.0 million.
▪	Third quarter earnings rose 9% to a quarterly record of $4.4 million or $0.43 per diluted share.
▪	Our earnings, which significantly exceeded our third quarter guidance, included stock compensation expense of approximately $637,000.
▪	Since Rob Wolf will review the specifics of our third quarter performance, I will only present a few general highlights at this time.
▪	We recorded strong sales of our mission-critical Producer CD/DVD publishing systems for retail applications, including digital photography and video-on-demand.
▪	Producer sales for medical imaging applications also were robust.
▪	As a result, Rimage’s gross margin increased on both a quarterly sequential and year-over-year basis.

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▪	Total operating expenses declined by nearly $850,000 from the year-earlier quarter.
▪	This is all the more noteworthy since we incurred costs related to the successful cutover in early October to our new enterprise resource planning system for Rimage’s domestic operations.
▪	We expect to invest more than $4 million in this initiative during 2006, of which approximately $2 million will be capitalized.
▪	We will start implementing our new ERP system at our European operation in the fourth quarter, with the goal of achieving a cutover by the end of the first quarter 2007.
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Finally, we benefited from a temporarily lower income tax rate in the third quarter, due primarily to higher than previously expected tax-exempt interest income and a reduction in the reserve for a prior year’s income taxes.

▪	As I said earlier, Rob will delve deeper into each of these issues.
▪	Now, I would like to discuss some of the key operating strategies that are driving Rimage’s profitable growth.
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Some of you may be somewhat familiar with these strategies, but I think it’s a good idea to review them from time to time to help ensure that you fully understand how we are approaching our business and where we are heading.

▪	First, and probably most importantly, we are focusing on mission-critical applications, where customers attach considerable value to our unique capabilities in on-demand CD/DVD publishing.
▪	By mission-critical, we mean applications where our systems are absolutely central to the successful execution of the customer’s business model.
▪	Among other things, this can mean disc production on a 24/7 basis, which requires extremely reliable and robust disc handling robotics.
▪	It means network-ready software that ensures both consistent performance and unerring data integrity.
▪	It means the production of medium to high volumes of discs, with any disc in a production run capable of containing customized content and labels.
▪	And, it means disc labeling with complex, full color graphics.
▪	These and other capabilities have enabled us to penetrate a number of high-growth applications.
▪	Retail, involving the on-demand publishing of customized discs, containing photos, video, music and software.
▪	Medical imaging in hospitals and clinics, where digital output is a highly cost-effective alternative to conventional film.

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▪	And, business services, where our systems publish customer documents on discs instead of paper for financial and various business applications.
▪	A second key strategy involves having our publishers designed and integrated into the workflows of OEM equipment.
▪	This is a complex process that requires expertise in software integration.
▪	It is not easy and it generally entails considerable lengths of time.
▪	But, once the integration is completed, it results in a unique relationship, a true partnership, between Rimage and its customers.
▪	A good example of this is the work we did with Fujifilm, when we were integrated into its digital photo processing labs for retail stores.
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Our systems enable Fujifilm’s equipment to publish customers’ photo’s... either directly from a digital camera or from film...onto a CD with customized color labeling that incorporates thumbnails of each photo on the disc.

▪	Similarly, we have been integrated into the workflows of GE Medical’s digital radiography systems.
▪	In this case, we have enabled GE Medical to publish a patient’s scan on a disc instead of large, bulky and more expensive film.
▪	Disc-based scans also provide physicians with data viewing capabilities that simply are not possible with conventional film.
▪	In these and other cases, Rimage’s CD/DVD publishing systems function as the digital output solution for OEM equipment in high-growth applications.
▪	A third operating strategy is based upon the fact that our markets are truly global in scope.
▪	For example, the opportunities for our digital output solutions in Europe are at least as great as they are here in North America.
▪	This is why we have established and are continuing to strengthen our Rimage Europe operation.
▪	We also know that significant opportunities exist for our solutions in the developed economies of Asia.
▪	As a result, we have opened and are expanding a Tokyo sales office in order to expand Rimage’s presence throughout the Pacific Rim.
▪	Reflecting these initiatives, roughly one-third of our sales are now generated in overseas markets.

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▪	We believe that number should be closer to 50%, and we are actively striving to attain that goal.
▪	To help us expand our international presence, we have implemented a fourth strategy that focuses on providing customers around the world with global support and maintenance.
▪	A multinational corporation with operations in Japan or Australia won’t buy our systems if they cannot be maintained efficiently and effectively.
▪	Over the years, we have devoted substantial resources toward building a worldwide customer support and maintenance infrastructure.
▪	As a result, a Rimage customer in Berlin, London or Tokyo can be assured the same level of support and maintenance services as a customer in Minneapolis, Boston and Los Angeles.
▪	Leveraging the life cycle of our worldwide installed base through consumable supplies and maintenance contracts is a fifth, key operating strategy.
▪	The mission-critical applications that we are pursuing offer significant potential for generating strong volumes of recurring sales in the form of consumables.
▪	To capitalize on this opportunity, we sell our customers Rimage-branded kits that contain blank CD/DVD discs and replacement label printer ribbons and cartridges.
▪	This offering makes it easy and convenient for customers to order the consumables that are needed to keep their systems operating efficiently.
▪	Equally important, we provide quality media that have been designed to optimize the performance of our publishers and printers.
▪	We know that poor quality discs are one of the main reasons for unreliable performance, and we address this issue through our consumables strategy.
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Providing mission-critical solutions...becoming integrated into OEM workflows...penetrating global markets...providing unsurpassed worldwide support and maintenance...and offering consumable supplies are five strategies driving Rimage’s long-term success.

▪	We will continue focusing our resources on these strategies in coming years, which makes us very optimistic about Rimage’s future.
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Turning to the guidance contained in this afternoon’s release, we are forecasting earnings of $0.23 to $0.28 per diluted share on revenues of $23 to $25 million for the fourth quarter of 2006 ending December 31.

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▪

This guidance incorporates several factors, including a $2 million backlog at the start of the fourth quarter that will ship during the fourth quarter of 2006 and the first quarter of 2007 and estimated stock compensation expense of $400,000 to $500,000 on a pre-tax basis.

▪	Attaining fourth quarter guidance at this level would make 2006 another very successful year for Rimage.
▪	Thank you. Now, Rob Wolf will review our third quarter results in some detail.

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Remarks of Robert M. Wolf

Rimage Corporation 3rd Quarter/FYE 2006 Conference Call

October 31, 2006

▪	Thanks, Bernie
▪	Since our top line growth has already been covered in some detail, I will run through only a few highlights about our third quarter sales.
▪

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 15% in the third quarter of 2006 and accounted for 45% of sales, compared to 35% in the third quarter of 2005.

▪	The growth of consumable supplies has been generated by strategic efforts to capitalize upon the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.
▪	International sales accounted for 29% of total sales during the third quarters of 2006 and 2005.
▪	We are moving forward with efforts to strengthen our large European operation, which continued to generate the majority of the quarter’s international sales.
▪	Currency effects increased worldwide sales by 1% in the third quarter of 2006.
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Reflecting strong sales of our Producer systems, in addition to the introduction of our next-generation P3 Producer product line, Rimage’s gross margin increased to 49% from 46% in the second quarter and 48% in last year’s third quarter.

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Our gross margin in this year’s fourth quarter is expected to be in the 43% to 45% range due to a projected change in product mix related to a portion of the retail sales that we are forecasting for this period.

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Moving down the P&L, total operating expenses dropped by nearly $850,000 from the year-earlier level, which included approximately $1.1 million of expense related to the strategic study that was conducted by an international consulting group.

▪	However, total operating expenses were also down by more than $200,000 from this year’s second quarter, despite incurring costs associated with the cutover to our new ERP system.
▪	Within total operating expenses, third quarter R&D expense came to $1.5 million, a level that has remained relatively constant on both a quarterly sequential and year-over-year basis.
▪	As a percentage of sales, R&D expense was 6% in the third quarter, up from 5% in both this year’s second quarter and last year’s third quarter.

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▪	Fourth quarter R&D expense is forecasted to remain at or near the third quarter level.
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Selling, general and administrative expense, which included stock compensation expense as well as costs related to the implementation of our new ERP system, totaled $5.0 million in the third quarter, unchanged from this year’s second quarter but down by approximately $1.0 million from last year’s third quarter.

▪	As a percentage of sales, SG&A remained unchanged at 20% in comparison to the second quarter level but was down from 21% in the third quarter of 2005.
▪	We believe fourth quarter SG&A should increase by 5% to 10% over the third quarter level, due primarily to initiatives aimed at further strengthening our sales and marketing organization.
▪	Now, a few word about taxes.
▪	In the third quarter, we benefited from higher than previously expected tax-exempt interest income and a reduction in the reserve for a prior year’s income taxes.
▪	Due primarily to these items, our effective tax rate for the third quarter of 2006 declined to 32% from 36% in last year’s third quarter.
▪	Our effective tax rate for full-year 2006 is forecasted to return to a normalized level of 36% to 37%.
▪	Turning now to our balance sheet, Rimage is continuing to generate significant cash flows from internal operations despite our high level of business investments.
▪	Cash and investments totaled $73.3 million at the end of the third quarter, up from $69.6 million at the end of the second quarter and $64.5 million at year-end 2005.
▪	Finally, stockholders’ equity rose to $90.5 million at the end of the third quarter, from $84.1 million at the end of the second quarter and $76.5 million at the end of 2005.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.

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